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                                                                   EXHIBIT 99.3


                      QUARTERLY REPORT FOR THE PERIOD ENDED
                                 MARCH 31, 1998



                   DIRECT BROADCASTING SATELLITE CORPORATION


                 COLORADO                                   84-1328967
     (State or other jurisdiction of                     (I.R.S. Employer
      incorporation or organization)                    Identification No.)


     5701 S. SANTA FE DRIVE
       LITTLETON, COLORADO                                     80120
(Address of principal executive offices)                     (Zip code)

                                  (303) 723-1000
                     (Telephone number, including area code)

                              TABLE OF CONTENTS


                       PART I - FINANCIAL INFORMATION


Item 1.  Financial Statements

         Condensed Balance Sheets -
           December 31, 1997 and March 31, 1998 (Unaudited).................       1

         Condensed Statements of Operations for the
           three months ended March 31, 1997 and 1998 (Unaudited)...........       2

         Condensed Statements of Cash Flows for the
           three months ended March 31, 1997 and 1998 (Unaudited)...........       3

         Notes to Condensed Financial Statements (Unaudited)................       4

Item 2.  Management's Narrative Analysis of Results of Operations...........       6

Item 3.  Quantitative and Qualitative Disclosures About Market Risk.........     None


                            PART II - OTHER INFORMATION


Item 1.  Legal Proceedings..................................................       *

Item 2.  Changes in Securities and Use of Proceeds..........................       *

Item 3.  Defaults Upon Senior Securities....................................       *

Item 4.  Submission of Matters to a Vote of Security Holders................       *

Item 5.  Other Information..................................................     None

Item 6.  Exhibits and Reports on Form 8-K...................................      N/A


     DISH NETWORK-SM- IS A SERVICE MARK OF ECHOSTAR COMMUNICATIONS CORPORATION.


--------------------------
(*) This item has been omitted pursuant to the reduced disclosure format as set forth in General Instructions (H)(1)(a) and (b) of Form 10-Q.

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                      DIRECT BROADCASTING SATELLITE CORPORATION
                              CONDENSED BALANCE SHEETS
                               (Dollars in thousands)

                                                                     DECEMBER 31,     MARCH 31,
                                                                         1997           1998
                                                                    ----------------------------
                                                                                    (Unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents....................................      $      -       $      -
  Other current assets.........................................             7              7
                                                                    -------------------------
Total current assets...........................................             7              7
EchoStar III...................................................        92,408         90,483
FCC authorizations.............................................        18,504         18,387
                                                                    -------------------------
     Total assets..............................................      $110,919       $108,877
                                                                    -------------------------

LIABILITIES AND  STOCKHOLDER'S EQUITY
Current Liabilities:
  Trade accounts payable and accrued expenses..................      $    545       $    643
  Advances from affiliates, net................................        30,601         31,503
  Current portion of notes payable.............................         2,961          3,012
                                                                    -------------------------
Total current liabilities......................................        34,107         35,158
Other notes payable, net of current portion....................        11,351         10,699
Notes payable to ECC and accumulated interest..................        54,597         55,883
                                                                    -------------------------
     Total liabilities.........................................       100,055        101,740

Commitments and Contingencies

Stockholder's Equity:
  Common Stock, $0.01 par value, 1,000 shares authorized,
    issued and outstanding.....................................             -              -
  Additional paid-in capital...................................        16,324         16,324
  Accumulated deficit..........................................        (5,460)        (9,187)
                                                                    -------------------------
Total stockholder's equity.....................................        10,864          7,137
                                                                    -------------------------
     Total liabilities and stockholder's equity................      $110,919       $108,877
                                                                    -------------------------
                                                                    -------------------------


         See accompanying Notes to Condensed Financial Statements.

                                       1
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                      DIRECT BROADCASTING SATELLITE CORPORATION
                         CONDENSED STATEMENTS OF OPERATIONS
                                   (In thousands)
                                    (Unaudited)

                                                  THREE MONTHS ENDED MARCH 31,
                                                ---------------------------------
                                                       1997            1998
                                                ---------------------------------
Revenue                                             $     -               $     -

Expenses:
   Depreciation and amortization                          -                 2,042
   Interest expense                                   1,353                 1,685
                                                ----------------------------------
Total expenses                                       (1,353)               (3,727)
                                                ---------------------------------
Loss before income taxes                             (1,353)               (3,727)
Income tax provision                                      -                     -
                                                ---------------------------------
Net loss                                            $(1,353)              $(3,727)
                                                ---------------------------------
                                                ---------------------------------


         See accompanying Notes to Condensed Financial Statements.

                                       2

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                      DIRECT BROADCASTING SATELLITE CORPORATION
                         CONDENSED STATEMENTS OF CASH FLOWS
                                   (In thousands)
                                    (Unaudited)

                                                                          THREE MONTHS ENDED MARCH 31,
                                                                        --------------------------------
                                                                              1997           1998
                                                                        --------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..............................................................     $(1,353)       $(3,727)
Adjustments to reconcile net loss to net cash flows from
  operating activities:
  Depreciation and amortization.......................................           -          2,042
  Interest on notes payable to ECC added to principal.................       1,337          1,286
  Changes in current assets and current liabilities:
    Other current assets..............................................          (7)             -
    Accounts payable and accrued expenses.............................      (1,342)            98
                                                                         ----------------------------
Net cash flows from operating activities..............................      (1,365)          (301)

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for satellite systems under construction and other.......      (5,001)             -
                                                                         ----------------------------
Net cash flows from investing activities..............................      (5,001)             -

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from affiliates, net.........................................       6,365            902
Repayment of other notes payable......................................           -           (601)
                                                                         ----------------------------
Net cash flows from financing activities..............................       6,365            301

Net decrease in cash and cash equivalents.............................          (1)             -
Cash and cash equivalents, beginning of period........................           1              -
                                                                         ----------------------------
Cash and cash equivalents, end of period..............................     $     -        $     -
                                                                         ----------------------------
                                                                         ----------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest................................................     $     -        $   281
Cash paid for income taxes............................................           -              -
Capitalized interest, including amounts due to affiliates.............       2,612              -
The purchase price of DBSC was pushed-down by EchoStar Communications
  Corporation to DBSC as follows in the related purchase accounting:
    Satellite construction costs......................................      51,244              -
    FCC authorization.................................................      16,648              -
    Notes payable to EchoStar, including accrued interest of $3,382...     (49,382)             -
    Trade accounts payable and accrued expenses.......................      (1,687)             -
    Other notes payable...............................................        (500)             -
    Additional paid in capital........................................     (16,323)             -


         See accompanying Notes to Condensed Financial Statements.

                      DIRECT BROADCASTING SATELLITE CORPORATION
                       NOTES TO CONDENSED FINANCIAL STATEMENTS
                                    (Unaudited)

1. ORGANIZATION AND BUSINESS ACTIVITIES

PRINCIPAL BUSINESS

     During 1994, EchoStar Communications Corporation ("ECC," and together with its subsidiaries, "EchoStar") acquired approximately 40% of the outstanding common stock of Direct Broadcasting Satellite Corporation ("Old DBSC"), a Delaware corporation. Old DBSC's principal assets included a Federal Communications Commission ("FCC") conditional satellite permit and specific orbital slot assignments for a total of 22 DBS frequencies. Through December 1996, EchoStar advanced Old DBSC a total of $46 million in the form of notes receivable to enable Old DBSC to make required payments under the EchoStar III construction contract. During January 1997, EchoStar consummated the merger of Old DBSC with a wholly-owned subsidiary of ECC ("DBSC" or the "Company"). This transaction was accounted for as a purchase and the excess of the purchase price over the fair value of Old DBSC's tangible assets was allocated to Old DBSC's FCC authorizations. Upon consummation of the Merger, Old DBSC ceased to exist.

     EchoStar is a publicly-traded company on the Nasdaq National Market and its operations include three interrelated business units:

     - THE DISH NETWORK - a DBS subscription television service in the United States. As of March 31, 1998, EchoStar had approximately 1.2 million DISH Network subscribers.

     - TECHNOLOGY - the design, manufacture, distribution and sale of DBS set-top boxes, antennae and other digital equipment for the DISH Network ("EchoStar Receiver Systems"), and the design, manufacture and distribution of similar equipment for direct-to-home ("DTH") projects of others internationally, together with the provision of uplink center design, construction oversight and other project integration services for international DTH ventures.

     - SATELLITE SERVICES - the turn-key delivery of video, audio and data services to business television customers and other satellite users. These services include satellite uplink services, satellite transponder space usage, and other services.

     Since 1994, EchoStar has deployed substantial resources to develop the "EchoStar DBS System." The EchoStar DBS System consists of EchoStar's FCC-allocated DBS spectrum, DBS satellites ("EchoStar I," "EchoStar II," "EchoStar III," and "EchoStar IV"), digital satellite receivers, digital broadcast operations center, customer service facilities, and other assets utilized in its operations. EchoStar's principal business strategy is to continue developing its subscription television service in the U.S. to provide consumers with a fully competitive alternative to cable television service.

2.   SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report filed as Exhibit 99.3 to EchoStar Satellite Broadcasting Corporation's Annual Report on Form 10-K for the year ended December 31, 1997. Certain prior year amounts have been reclassified to conform with the current year presentation.

                                       4
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                      DIRECT BROADCASTING SATELLITE CORPORATION
                  NOTES TO CONDENSED FINANCIAL STATEMENTS--CONTINUED
                                    (Unaudited)

PURPOSE OF FINANCIAL STATEMENTS

     DBSC is not currently subject to the reporting requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"). However, pursuant to the terms of an indenture between ESBC and First Trust National Association dated March 25, 1996 (the "Indenture"), DBSC is required to provide quarterly and annual reports comparable to that which would have been required if DBSC were subject to the requirements of Section 13 or 15(d) of the Exchange Act. Since DBSC does not have a separate Commission File Number with the Securities and Exchange Commission, DBSC has made these financial statements, complete with Management's Narrative Analysis of Results of Operations, publicly available. These financial statements were prepared solely to comply with the reporting requirements under the Indenture. For further information, refer to the consolidated financial statements and footnotes thereto included in EchoStar's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1997.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Actual results could differ from those estimates.

                                       5
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ITEM 2.   MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1997.

     DBSC is the FCC licensee and owner of EchoStar III but has no operations as a stand-alone entity. EchoStar III is an integral part of the DISH Network and DBSC is dependent on ECC and ECC's other subsidiaries for all necessary funding and all management and administrative functions. Interest expense totaled $2 million and $1 million for the three months ended March 31, 1998 and 1997, respectively. Interest expense represents interest incurred on the notes payable to ECC.

                                       6